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                             THE CHUBB CORPORATION
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


                         [Chub Corporation Letterhead]


April 3, 2000

Dear Fellow Shareholders:

         I am writing to you today to explain our position regarding a shareholder resolution contained in the proxy statement you received from us recently and to ask you to vote against it. In its propaganda surrounding the resolution, the labor union which submitted it is trying to depict us as being anti-shareholder and the rights plan as being designed to entrench management by preventing a takeover. Both allegations are false, and I deeply resent them because I have spent my entire career at Chubb -- the past 38 years of my life -- working to enhance the value of the company, whose shares represent over 75% of my personal net worth. Believe me, my interests in this company are truly aligned with yours.

         The resolution (Item 5 in the proxy), if enacted, would force the Board to nullify the shareholder rights plan we adopted last year and forbid the Board from adopting any new shareholder rights plan. One of the most prominent law firms in New Jersey has advised us that the union proposal violates New Jersey law, and the question of who is right on the legal issue will be decided by the courts.

         Had we been interested in entrenching management at the expense of shareholders, we could have had a staggered board. We don't. Had we been interested in blocking bids for your shares, we could have enacted a "fair price" provision in our charter. We haven't. Both these tactics are anti-takeover defenses that are very common in the corporate world, but we've chosen not to use them. A shareholder rights plan does not prevent a takeover; it simply forces a would-be acquirer to negotiate with the Board, which would be better able to maximize the value of your shares. It prevents a predator from using the coercive takeover tactics that have often been used by raiders to give long-term shareholders the short end of the stick. We have also set up a committee on which neither I, as the only full-time employee of Chubb on the Board, nor Percy Chubb, a former employee of Chubb, serve. That independent committee reviews the rights plan at least annually and also would review whether to recommend that the Board redeem the rights if a fair offer for the company were to be presented. These independent directors control the Board, with 12 of the 14 votes.

         Anyone who has owned any property and casualty insurance stock knows that the industry is highly cyclical. Imagine this scenario: an opportunistic raider takes advantage of a low market price at the bottom of the cycle to launch a hostile takeover at a lowball price that falls far short of the intrinsic value of the company. Without a rights plan, speculative investors who own the stock for only a few months or even a few days get what they want -- a quick short-term profit and then on to the next takeover bet -- but the other investors never get a chance to realize the full value of their investment in the company. The rights plan enables the Board to negotiate a higher price with the predator or to seek a better price elsewhere. And the Board is certainly in a better position to negotiate a higher price than any single shareholder.

         The Board and I are not categorically opposed to any and all takeovers. On the contrary, we would be subject to lawsuits if we frivolously rejected an offer that was in the best interest of shareholders. We are only opposed to a takeover that would trample on the rights of some shareholders to line the pockets of speculators.

         It's really unfortunate that the union, which owns only 11,900 shares -- less than 0.0069% of the shares of Chubb -- should be permitted to waste your money by dragging us through the expense of litigation on this issue, when there are any number of shareholder-unfriendly companies out there that are much more appropriate targets for shareholder activism.

         We're beginning to see the cycle turn. Our program to end the price war in standard commercial insurance is working. Wall Street is sitting up and taking notice -- look at the movement in Chubb's market price during the last few weeks of March. But I am convinced that we have a long way to go on the upside. If you want the chance to realize that full value, please vote against the resolution in Item 5 on your proxy card. Thank you.

                                                Sincerely,
                                                /s/ Dean R. O'Hare
                                                Dean R. O'Hare